Exhibit 5.1

[Stoll Keenon Ogden PLLC Letterhead]

March 4, 2010

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, KY  40391

Gentlemen:

This opinion is being furnished to you in connection with the registration of 500,000 shares of common stock, par value $1.00 per share (the “Shares”), of Delta Natural Gas Company, Inc., a Kentucky corporation (the “Corporation”), for offer and sale under the Delta Natural Gas Company, Inc. Incentive Compensation Plan (the “Plan”) pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

We have acted as counsel to the Corporation in connection with the preparation of the Registration Statement, and have examined signed copies of the Registration Statement.  We have also examined and relied upon (i) a copy of the Amended and Restated Articles of Incorporation of the Corporation, (ii) a copy of the Amended and Restated Bylaws of the Corporation, (iii) minutes of meetings of the Board of Directors and shareholders of the Corporation considering the Plan or this Registration Statement, and (iv) a copy of Order of the Public Service Commission of the Commonwealth of Kentucky entered on February 8, 2010, approving the issuance of the Shares.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, and have made such other investigations, as we have deemed necessary to form a basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as copies.  As to all matters of fact relevant to our opinion, we have relied exclusively, without independent investigation or verification, upon the foregoing documents and on the certificates of public officials and officials of the Company.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon the issuance thereof for at least par value and in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.  This letter has been prepared solely for your use in connection with the registration of the Shares and shall not be relied upon, quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any government agency or other person or entity, without the prior written consent of this firm, except that we hereby consent to the filing of this opinion as part of the Registration Statement.

Very truly yours,

/s/ STOLL KEENON OGDEN PLLC